Exhibit No. 10.19

ARMSTRONG NONEMPLOYEE DIRECTORS COMPENSATION

Annual Retainer Fees:1

•	Board retainer of $70,000 per year plus an annual award of restricted stock or stock units valued at $85,000.

•	Special annual retainers as follows:

➢	$20,000 for the Audit Committee Chair

➢	$20,000 for the Lead Director

➢	$10,000 for the Management Development and Compensation Committee Chair

➢	$10,000 for the Nominating and Governance Committee Chair

•

Cash is paid quarterly in arrears. The annual restricted stock/unit grant is made in one installment in October about the time of the regular October Board meeting to directors serving at the time of said meeting.

Daily Fees (paid in cash)

•	Special assignment fee $2,500 per diem ($1,250 for less than 4 hours). (Applies to one-on-one meetings with CEO, plant visits, and other non-scheduled significant activities.)

Other Items:

•	Annual Physical Exam up to $2,000 reimbursement

•	Directors and Officers Liability Insurance

•	Travel Accident Insurance

•	Participation in Armstrong Foundation’s Higher Education Gift-Matching Program (Provided by the Foundation, a separate legal entity, subject to its discretion.)

•	Participation in Armstrong’s Employee Purchase Programs

•	Participation in “compassionate use” provision of the Company’s Aircraft Operation policy (B-200)

Stock Ownership Requirement:

Each director will acquire and hold until 6 months following the end of his/her service, such number or value of units or shares of common stock of the Company as is specified in the Company’s Corporate Governance Principles.

[1]

Payment period runs from October 1 annually. Cash payments and restricted stock/unit grants for positions starting at other dates are pro-rated by the number of days remaining in the then-current payment period.